Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-149999 and Form S-8 Nos. 33-59686, 33-80072, 33-81690, 33-83196, 333-872, 333-40791, 333-67215, 333-93571, 333-51322, 333-53876, 333-73506, 333-96791, 333-99655, 333-101696, 333-103764, 333-109486, 333-119939, 333-140773 and 333-149460) of Microchip Technology Incorporated of our reports dated May 28, 2009, with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, included in this Annual Report (Form 10-K) for the year ended March 31, 2009.

/s/ Ernst & Young LLP

Phoenix, Arizona
May 28, 2009